Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LANDCADIA HOLDINGS II, INC.

May 6, 2019

The undersigned does hereby certify as follows:

1.           The Corporation (as defined below) was initially formed as CAPS Holding LLC (the “LLC”), a Delaware limited liability company, on August 11, 2015. On February 4, 2019, the LLC filed a certificate of conversion with the Secretary of State of the State of Delaware for purposes of converting the LLC to a corporation.

2.           The original certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on February 4, 2019, the first Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on February 14, 2019, the Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 13, 2019, and the Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 6, 2019 (the “Third A&R Certificate”).

3.           This Certificate of Amendment to Third A&R Certificate (this “Amendment”), which amends certain provisions of the Third A&R Certificate, was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and by written consent of the Corporation’s stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.           This Amendment shall become effective on the date of filing with Secretary of State of Delaware.

5.           The text of the Third A&R Certificate is hereby amended by amending and restating Section 4.1 in its entirety as follows:

“Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Effective May 6, 2019 (the “Effective Time”), each issued share of Class B Common Stock of the Corporation that is outstanding immediately prior to the Effective Time shall be converted into 1.1 issued and outstanding shares of Class B Common Stock, without further action on the part of the Corporation or the holders thereof and whether or not certificates representing such shares are surrendered for cancellation.”

[Signature Page Follows]

IN WITNESS WHEREOF, Landcadia Holdings II, Inc. has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

LANDCADIA HOLDINGS II, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President, General Counsel and Secretary